Exhibit 99.1

CTG Reports 2018 Fourth Quarter and Full Year Results

2018 Annual Revenue Increased Over 19%

Made Significant Progress in 2018 and Well Positioned for Continued, Long-Term Growth

Reported Results Include a $0.29 per Share Non-Cash Charge Related to Deferred Tax Assets, and $0.07 per Share for Other Tax Items

Repurchased 1.8 million Shares of Outstanding Common Stock via Tender Offer and Existing Buyback Program

Completed Accretive Acquisition in 2019 of Luxembourg-based Tech-IT Expanding Solutions Offerings

BUFFALO, N.Y., Feb. 19, 2019 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Financial Summary

●	Revenue grew nearly 25% year-over-year to $93.1 million, above the mid-point of guidance

●	Revenue in Europe, including the Soft Company acquisition, increased 46% and represented 36% of total revenue, compared with 31% of total revenue in year-ago quarter

●	Revenue from Solutions grew 28% year-over-year to 32% of total revenue

●	Revenue from Staffing grew 23% year-over-year, primarily from the largest staffing clients, and represented 68% of total revenue

●	GAAP net loss was $5.3 million, or ($0.39) per share, which included acquisition-related and severance expenses of $0.06, higher than anticipated employee benefit costs, and tax-related items of $0.36

Full Year Financial and Recent Business Highlights

●	Revenue grew 19% year-over-year to $358.8 million, at the high end of guidance

●	Revenue in Europe, including the Soft Company acquisition, grew 55% and represented 35% of total revenue compared with 27% in 2017

●	GAAP loss per share was ($0.20), which included acquisition-related and severance costs of $0.15, a non-taxable life insurance gain of $0.06, and $0.35 of tax-related items

●	Revenue from Solutions grew 24% to represent 31% of total revenue

●	Revenue from Staffing grew 17% and represented 69% of total revenue

●	Repurchased 1.8 million shares (12% of outstanding) of common stock for $14.9 million via a tender offer and existing buyback program

●	Completed accretive acquisition of Tech-IT in Luxembourg in February 2019, expanding CTG’s solutions offerings to include hardware, software, and infrastructure integration

CEO Comments on 2018 Financial Results

“We continued to execute on our ongoing initiatives to realign CTG’s business and establish a foundation to generate strong, sustainable growth,” said Bud Crumlish, CTG President and CEO. “We are very pleased to enter 2019 with significant momentum after making strategic investments for growth in the highest performing areas of our business and to drive operational excellence.”

“We also made progress expanding business with existing clients and believe there is significant upside to be realized from several of our new client initiatives. Leveraging CTG’s longstanding reputation as an industry leader in IT Staffing, our strategic approach in 2018 was to prioritize our business development efforts on higher-margin staffing opportunities. Although the quality of staffing revenue did not improve as planned, we are already beginning to see the results of these efforts in the early part of 2019. Our deep relationships with clients, strong market presence and our proven track record of delivering quality service continue to be hallmarks of our business.”

Three-Year Strategic Plan Update

As part of the CTG’s ongoing commitment to achieve its long-term goals, the Company continues to execute against its three-year plan announced in early 2017.

The plan outlined a series of objectives designed to drive fundamental improvement in certain areas of the business, including business development, healthcare, Europe, staffing, solutions offerings and cost structure. While significant investments in the growth of the business has extended the timeframe for reaching certain financial targets, the Company has taken the appropriate steps to drive improved results and realize several key milestones. Specific achievements against those objectives include:

Investments to Accelerate Organic Growth

●

Invested nearly $3.5 million in North American operations in personnel, including leadership, business development, recruiting, and marketing, positioning the Company for long-term revenue growth and improved profitability. Given the timeframe of the recent investments, not all investments have yet generated the expected positive operating results and the Company was required to establish a full reserve against its deferred tax assets in North America, totaling approximately $3.8 million, or ($0.29) per share, in the fourth quarter of 2018.

●

Enhanced service offerings and strengthened collaboration across the business with the implementation of the successful ONE CTG initiative, which led to the development and launch of two important solutions - the Application Advantage and Enterprise Information Management Advantage, or EIM. Both of these new innovative offerings have already led to a series of new client wins that contributed to the growth of the Solutions business in 2018.

●

Repositioned the Health Solutions business to address the healthcare industry’s ongoing transition to value-based care. The Company secured a number of new and expanded contracts, including Catholic Health Initiatives (CHI) in the second quarter.

●	Ended the year with the third consecutive quarter of revenue growth in the Health Solutions business and further expanded robust pipeline across all business units going into 2019.

Strategic M&A to Expand Presence in Europe and Add Higher-Margin Solutions Offerings

●	Completed the strategic acquisition of Soft Company in February 2018, which made significant contributions to strong European performance.
●

Acquired Luxembourg-based Tech-IT in February 2019, further expanding solutions offerings in Europe. Similar to Soft Company, the Tech-IT acquisition is expected to be accretive and add a greater mix of higher-margin solutions business. Both acquisitions enable further expansion of the Company’s European footprint and broaden the portfolio of service offerings. They also provide significant cross-selling and revenue synergy opportunities and deepen penetration of new and existing markets.

Continued Commitment to Strong Corporate Governance

●

Eliminated cash compensation for non-employee directors in favor of providing applicable compensation exclusively in CTG shares during the implementation phase of the three-year strategic plan, further aligning the Board’s interests with shareholders.

●

Continued in 2018 the Company’s previously implemented equity-based compensation program for senior leadership to include grants and associated vesting based upon a significant increase in share price.

●	Refreshed two-thirds of the Board of Directors by adding four of the six current directors since November 2015, providing exceptional oversight and business insight to drive CTG’s long-term strategy.

Enhancing Shareholder Value through Capital Management Execution

●	Repurchased 1.8 million shares of stock in 2018 for $14.9 million via a tender offer of 1.5 million shares and the Company’s existing share repurchase program.
●	Purchased 3.2 million shares or 21% of outstanding shares since November 2016.
●	Authorized a total of $30 million for the Company’s share repurchases since November 2016, with $7.7 million remaining under existing repurchase authorization program.
●	Completed accretive acquisitions of Soft Company and Tech-IT.

Chief Executive Officer Transition

Mr. Crumlish concluded, “My focus since the announcement in December of my upcoming retirement, and the appointment of Filip Gydé as the incoming CEO, has been to ensure a seamless transition across all aspects of our business. Filip has a successful 30-year career with CTG in Europe, most recently serving as Executive Vice President, General Manager and President for CTG’s European operations where he was able to achieve nine consecutive years of growth, as well as grow our solutions business to be in excess of 50% of the total revenue generated in Europe. His role has provided him with in-depth knowledge of our clients, strategy, operations, and culture. I am confident with his leadership the Company is well positioned for continued future success.”

CTG’s incoming CEO, Filip Gydé, commented, “Having served in numerous executive roles at CTG, I have had the great opportunity to fully learn and understand our Company across all lines of business. I am honored to assume the role of CEO beginning in March and am totally committed to lead CTG’s current and future growth and profit initiatives and make significant progress toward our three-year plan discussed above. In addition to working closely with Bud, senior management and the Board in support of this transition, I have been actively meeting with a number of CTG’s largest clients, and each has emphasized the reliability and value our service offerings provide to their respective businesses. This has reinforced my strong belief in the wide potential to further expand our offerings across different vertical markets to meet demands of new and existing clients. Upon becoming CEO, my first priority will be to refine our strategy and heighten accountability across the enterprise to achieve improved company-wide performance. I intend to replicate the success we have consistently demonstrated in our European operations and drive solid execution against our long-term objectives.”

Consolidated Fourth Quarter Results

Revenue in the fourth quarter of 2018 was $93.1 million, compared with $90.3 million in the third quarter of 2018, and $74.6 million in the fourth quarter of 2017. The year-over-year increase in fourth quarter revenue resulted from a combination of organic growth in both North America and Europe, as well as revenue contribution from the acquisition of Soft Company in February of 2018. Currency translation had a negative $1.0 million impact on revenue in the fourth quarter, compared with a negligible impact in the third quarter of 2018, and a benefit of $1.9 million in the fourth quarter of 2017.

Direct costs in the fourth quarter of 2018 were $75.4 million, or 80.9% of revenue, compared with $72.9 million, or 80.8% of revenue, in the third quarter of 2018 and $59.5 million, or 79.7% of revenue, in the fourth quarter of 2017. SG&A expense in the fourth quarter of 2018 was $18.4 million, which included $0.5 million in acquisition-related costs associated with Soft Company and Tech-IT, and $0.7 million in severance. This compared with $16.5 million in the third quarter of 2018, which included $0.7 million in acquisition-related costs associated with Soft Company, and $13.6 million in the 2017 fourth quarter.

Operating loss in the fourth quarter of 2018 was $0.8 million or (0.8%) of revenue, and included employee benefit costs that were significantly higher than planned, and acquisition-related and severance costs. Excluding the acquisition-related and severance expenses, non-GAAP operating income was $0.4 million, or 0.4% of revenue. Operating income was $0.8 million, or 0.9% of revenue, in the third quarter of 2018. Excluding acquisition-related expenses, non-GAAP operating income was $1.5 million, or 1.7% of revenue, in the third quarter of 2018. Operating income in the fourth quarter of 2017 was $1.6 million, or 2.1% of revenue. CTG’s operations outside of the U.S. conduct their business in local currencies. Accordingly, fluctuations in currency valuation for the countries in which we operate generally have minimal impact on operating results, contributing less than $0.1 million to the operating loss in the 2018 fourth quarter.

Net loss in the fourth quarter of 2018 was $5.3 million, or ($0.39) per share, which included $1.2 million, or $0.06 per share, in acquisition-related and severance expenses, and $0.36 per diluted share in tax-related items. This compared with net income in the third quarter of 2018 of $1.1 million, or $0.08 per diluted share, which included $0.5 million, or $0.04 per diluted share, in acquisition-related expenses and a $0.8 million, or $0.06 per diluted share, non-taxable gain from life insurance proceeds. Net loss in the fourth quarter of 2017 was $0.4 million, or ($0.03) per share, which included a charge of $1.7 million related to a tax law change, and a $0.4 million non-taxable gain from life insurance proceeds.

CTG’s effective income tax rate in the fourth quarter of 2018 was 449%, compared with 22% in the third quarter of 2018, and 123% in the year-ago fourth quarter. The effective tax rate for the fourth quarter of 2018 reflects a reserve for the U.S. deferred tax assets of $3.8 million, costs under the Global Intangible Low-Taxed Income (GILTI) provisions of the 2017 Tax Cuts and Jobs Act totaling $0.7 million, and non-deductible acquisition-related costs in the Company’s foreign operations for the acquisition of Soft Company. For the fourth quarter of 2017, the effective tax rate was higher than normal due to a tax-related charge to write-down the Company’s deferred tax assets resulting from the lower future federal tax rate under the Tax Cut and Jobs Act, offset slightly by the non-taxable insurance gain.

Consolidated Full Year Results

For the full year 2018, revenue was $358.8 million, compared with $301.2 million in 2017. Favorable currency translation benefited revenue by $4.9 million in 2018, and by $1.4 million in 2017. Direct costs in 2018 were $290.1 million, or 80.9% of revenue, compared with $245.2 million, or 81.4% of revenue in 2017. SG&A expense in 2018 was $66.2 million, and included $2.0 million in acquisition related costs and $0.7 million in severance, compared with $51.8 million in 2017, which included $0.8 million in severance-related charges.

Operating income for the full year 2018 was $2.1 million, which included $2.0 million of acquisition-related expenses, $0.7 million of severance-related charges, and employee benefit costs that were significantly higher than planned. This compared with operating income of $4.2 million in 2017, which included severance-related charges totaling $0.8 million. GAAP net loss for 2018 was $2.8 million, or ($0.20) per share, which included a $0.06 per share non-taxable life insurance gain, acquisition-related charges of $0.11 per share, severance of $0.04 per share, a $0.29 per share non-cash charge related to reserves for U.S. deferred tax assets, and other tax-related items of $0.07 per share. This compared with 2017 GAAP net income of $806,000, or $0.05 per diluted share, which included a $0.11 per share charge related to a tax law change, severance-related charges of $0.03 per share, and a $0.02 per share non-taxable life insurance gain.

Balance Sheet

Cash and short-term investments at December 31, 2018 were $12.4 million, and the Company had $3.6 million in long-term debt. Days sales outstanding were 82 days in the fourth quarter of 2018 compared with 86 days in the fourth quarter of 2017.

Guidance and Outlook

Beginning in 2019, CTG will provide only full year guidance for revenue and GAAP and non-GAAP diluted earnings per share. The Company provided the following guidance for 2019.

	2019 Full Year Guidance
(revenue in millions)	Low	High
Revenue	$380.0	$410.0
GAAP Diluted EPS	$0.20	$0.30
Non-GAAP Diluted EPS	$0.30	$0.40

Excluded from non-GAAP diluted EPS guidance are acquisition-related expenses, which includes due diligence costs, the amortization of acquisition-related intangible assets, and changes in the value of earn-out payments.

Mr. Gydé commented, “We have taken numerous key steps over the last two years to expand our offerings in IT solutions to complement our more traditional staffing services. When leading our European operations, our teams successfully executed a similar transformation, which resulted in nine consecutive years of profitable growth. We expect to see further positive returns from our recent significant investments in business development activities focused on higher-margin solutions services, as well as the two recent strategic acquisitions that enabled us to expand the depth and breadth of the solutions we offer to our clients. I believe we have built a strong foundation in each of our lines of business, which has helped accelerate our revenue growth in 2018, and I expect that combined with a robust pipeline of opportunities, we will be able to continue to drive higher operating margins and profits in 2019 and beyond.”

CTG Executive Vice President and Chief Financial Officer, John M. Laubacker, commented, “We demonstrated meaningful progress on our growth initiatives in 2018 with revenue increasing by more than 19% to $359 million, which was at the high end of our guidance for the full-year. Looking forward, the Company’s guidance for 2019 reflects our expectation for continued top-line growth. Additionally, we anticipate significant improvement in our operating results throughout 2019, as we begin to realize higher returns on our strategic investments and benefit from an increasing mix of new higher-margin business.”

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the third quarter, fourth quarter and full-year periods of 2018 as presented exclude certain acquisition-related expenses, primarily consisting of the amortization of intangible assets and amounts recorded for the earn-out to be paid upon the achievement of certain financial targets from the acquisition of Soft Company, severance costs, and a gain from non-taxable life insurance. The Company believes these costs and insurance proceeds are not indicative of its core operating results.

The reconciliation of GAAP to non-GAAP information for the fourth quarter ended December 31, 2018 is as follows:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	$(0.8)	(0.8%)	$(5.3)	$(0.39)
Severance	0.7	0.7%	0.5	0.04
Acquisition-related expenses	0.5	0.5%	0.4	0.02

Non-GAAP results	$0.4	0.4%	$(4.4)	$(0.33)

The reconciliation of GAAP to non-GAAP information for the full year ended December 31, 2018 includes:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	$2.1	0.6%	$(2.8)	$(0.20)
Non-taxable life insurance gain	-	0.0%	(0.8)	(0.06)
Severance	0.7	0.2%	0.5	0.04
Acquisition-related expenses	2.0	0.5%	1.5	0.10

Non-GAAP results	$4.8	1.3%	$(1.6)	$(0.12)

The reconciliation of GAAP to non-GAAP information for the third quarter ended September 28, 2018 is as follows:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	$0.8	0.8%	$1.2	$0.08
Non-taxable life insurance gain	-	0.0%	(0.8)	(0.06)
Acquisition-related expenses	0.7	0.8%	0.5	0.04

Non-GAAP results	$1.5	1.6%	$0.9	$0.06

The reconciliation of GAAP to non-GAAP information for the fourth quarter ended December 31, 2017 is as follows:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	$1.6	2.1%	$(0.4)	$(0.03)
Non-taxable life insurance gain	-	0.0%	(0.4)	(0.02)
Tax law change	-	0.0%	1.7	0.11

Non-GAAP results	$1.6	2.1%	$0.9	$0.06

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-230-1059 and enter the conference ID number, 462173. The conference call will also be available via webcast in the Investors section of CTG’s website at http://investors.ctg.com.

A replay of the call will be available between 1:00 p.m. Eastern Time on February 19, 2019, and 11:59 p.m. Eastern Time on February 22, 2019, by dialing 1-800-475-6701 and entering the conference ID number, 462173. The webcast will be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2019 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Tech-IT and Soft Company businesses and retain their clients, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Revenue	$93,129	$74,644	$358,769	$301,210

Direct costs	75,391	59,500	290,282	245,234

Selling, general and administrative expenses	18,527	13,572	66,407	51,808

Operating income (loss)	(789)	1,572	2,080	4,168

Non-taxable life insurance gain	-	390	807	390

Other expense, net	(169)	(131)	(618)	(501)

Income (loss) before income taxes	(958)	1,831	2,269	4,057

Provision for income taxes	4,301	2,250	5,086	3,251

Net income (loss)	$(5,259)	$(419)	$(2,817)	$806

Net income (loss) per share:

Basic	$(0.39)	$(0.03)	$(0.20)	$0.05

Diluted	$(0.39)	$(0.03)	$(0.20)	$0.05

Weighted average shares outstanding:

Basic	13,350	14,777	13,805	15,055

Diluted	13,350	14,777	13,805	15,324

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31, 2018	December 31, 2017

Current Assets:

Cash and cash equivalents	$12,431	$11,170

Accounts receivable, net	81,313	68,920

Other current assets	2,274	3,438

Total current assets	96,018	83,528

Property and equipment, net	5,656	6,996

Cash Surrender Value	2,626	31,547

Acquired intangibles, net	5,936	-

Goodwill	11,664	-

Other assets	2,221	5,564

Total Assets	$124,121	$127,635

Current Liabilities:

Accounts payable	$12,387	$9,425

Accrued compensation	21,434	17,065

Other current liabilities	10,342	6,246

Total current liabilities	44,163	32,736

Long-term debt	3,640	4,435

Other liabilities	12,090	11,840

Shareholders’ equity	64,228	78,624

Total Liabilities and Shareholders’ Equity	$124,121	$127,635

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	Dec. 31, 2018	Dec. 31, 2017

Net income (loss)	$(2,817)	$806

Depreciation and amortization expense	2,537	1,578

Equity-based compensation expense	2,353	1,059

Other operating items	(2,376)	5,787

Net cash provided by (used in) operating activities	(303)	9,230

Net cash used in investing activities	(12,645)	(3,186)

Net cash provided by (used in) financing activities	14,612	(5,490)

Effect of exchange rates on cash and cash equivalents	(403)	1,209

Net increase in cash and cash equivalents	1,261	1,763

Cash and cash equivalents at beginning of period	11,170	9,407

Cash and cash equivalents at end of period	$12,431	$11,170

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Year Ended

Revenue by Service	Dec. 31 2018		Dec. 31 2017		Dec. 31 2018		Dec. 31 2017

IT Solutions	$29,931	32%	$23,465	31%	$113,009	31%	$91,355	30%

IT Staffing	63,198	68%	51,179	69%	245,760	69%	209,855	70%

Total	$93,129	100%	$74,644	100%	$358,769	100%	$301,210	100%

Revenue by Vertical Market

Technology Service Providers	33%		33%		32%		33%

Manufacturing	19%		22%		20%		24%

Healthcare	16%		16%		16%		17%

Financial Services	15%		11%		15%		9%

General Markets	12%		13%		12%		12%

Energy	5%		5%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location

North America	$59,271	64%	$51,524	69%	$232,695	65%	$220,085	73%

Europe	33,858	36%	23,120	31%	126,074	35%	81,125	27%

Total	$93,129	100%	$74,644	100%	$358,769	100%	$301,210	100%

Foreign Currency Impact on Revenue

Europe	$(1,049)		$1,861		$4,922		$1,407

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$656		$818		$3,185		$3,345

Billable Days in Period	64		63		255		254

DSO	82		86

Long-term Debt Balance	$3,640		$4,435

-END-

CTG news releases are available on the Web at www.ctg.com.